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                                                                     EXHIBIT 4.3

                                 PRESSTEK, INC.

                       2002 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1 -- PURPOSE.

     This 2002 Employee Stock Purchase Plan (the "Plan") is intended to encourage stock ownership by all eligible employees of Presstek, Inc. (the "Company"), a Delaware corporation, and its participating subsidiaries (as defined in Article 18) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code").

ARTICLE 2 -- ADMINISTRATION OF THE PLAN.

     The Plan may be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than two members of the Company's Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word "Committee" wherever used herein shall be deemed to mean the Board of Directors.

ARTICLE 3 -- ELIGIBLE EMPLOYEES.

     All employees of the Company or any of its participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company, and all eligible employees shall have the same rights and privileges hereunder. Persons who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

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ARTICLE 4 -- STOCK SUBJECT TO THE PLAN.

     The stock subject to the options under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 950,000 shares, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

ARTICLE 5 -- PAYMENT PERIOD AND STOCK OPTIONS.

     The first Payment Period during which payroll deductions will be accumulated under the Plan shall commence on October 1, 2002. The first Payment Period shall end on December 31, 2002. For the remainder of the duration of the Plan, Payment Periods shall consist of the three-month periods commencing on January 1, April 1, July 1 and October 1 of each calendar year and ending on March 31, June 30, September 30 and December 31 of each calendar year, respectively.

     Four (4) times each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum of 750 shares, on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant's accumulated payroll deductions on the last day of such Payment Period. If the participant's accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 750 shares but for the 750-share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 750 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the average market price of the Common Stock on the first business day of the Payment Period or (ii) 85% of the average market price of the Common Stock on the last business day of the Payment Period, in either event rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

     For purposes of the Plan, the term "average market price" on any date means
(i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market; or (iv) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

     For purposes of the Plan, the term "business day" means a day on which there is trading on the NASDAQ National Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in the State of New Hampshire.

     No employee shall be granted an option which permits the employee's right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant's accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the
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Section 423(b)(8) limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

ARTICLE 6 -- EXERCISE OF OPTION.

     Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant's accumulated payroll deductions on such date will pay for at the Option Price, subject to the 750-share limit of the option and the Section 423(b)(8) limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant's account at the end of a Payment Period by reason of the inability to purchase a fractional share shall be carried forward to the next Payment Period.

ARTICLE 7 -- AUTHORIZATION FOR ENTERING THE PLAN.

     An employee may elect to enter the Plan by filling out, executing (including by electronic or other means) and delivering to the Company or its representative an authorization:

          A. Stating the percentage to be deducted regularly from the employee's pay;

          B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

          C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

     Such authorization must be received by the Company or its representative at least ten days before the first day of the next succeeding Payment Period and shall take effect only if the employee is an eligible employee on the first business day of such Payment Period.

     Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

     The Company will accumulate and hold for each participant's account the amounts deducted from his or her pay. No interest will be paid on these amounts.

ARTICLE 8 -- MAXIMUM AMOUNT OF PAYROLL DEDUCTIONS.

     An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than one percent (1%) but not more than ten percent (10%) of the employee's total compensation, including base pay or salary and any overtime, bonuses or commissions.

ARTICLE 9 -- CHANGE IN PAYROLL DEDUCTIONS.

     Deductions may not be increased or decreased during a Payment Period. However, a participant may withdraw in full from the Plan.

ARTICLE 10 -- WITHDRAWAL FROM THE PLAN.

     A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company or its representative.

     To re-enter the Plan, an employee who has previously withdrawn must file a new authorization at least ten days before the first day of the next Payment Period in which he or she wishes to participate. The

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employee's re-entry into the Plan becomes effective at the beginning of such
Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

ARTICLE 11 -- ISSUANCE OF STOCK.

     Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company's transfer agent.

     Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant's authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

ARTICLE 12 -- ADJUSTMENTS.

     Upon the happening of any of the following described events, a participant's rights under options granted under the Plan shall be adjusted as hereinafter provided:

          A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

          B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

     Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a "modification" (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

     If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board") shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition;
(ii) terminate each participant's options in

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exchange for a cash payment equal to the excess of (a) the fair market value on the date of the Acquisition, of the number of shares of Common Stock that the participant's accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 750-share, Code
Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase, over (b) the result of multiplying such number of shares by such option price; or (iii) make such other equitable adjustments as the Committee or the Successor Board may deem appropriate after review of all relevant factors including, without limitation, circumstances surrounding the Acquisition.

     The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

ARTICLE 13 -- COMPANY'S RIGHT OF REPURCHASE.

     A. If any of the events specified in Article 13(B) below occur, then, with respect to shares of Common Stock acquired by a participant upon the exercise of an option granted under this Plan, the Company shall have the right, but not the obligation, for a period of forty five (45) days after the Company receives actual knowledge of the event, but in any event not later than one (1) year after the participant ceases to be an employee (the "Repurchase Period"), to repurchase from the participant, or his or her legal representative, as the case may be, all or a portion of the shares of Common Stock acquired by such participant under this Plan, regardless of whether such participant is then still an employee of the Company (the "Repurchase Option"). The Repurchase Option shall be exercised by the Company by giving the participant, or his or her legal representative, written notice of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period. The Company may exercise its Repurchase Option by tendering to the participant, or his or her legal representative, or delivering to an escrow account for the benefit of the participant, or his or legal representative, an amount equal to the Option Price, subject to adjustment as provided in Article 12, for each share of Common Stock to be repurchased by the Company hereunder. Upon timely exercise of the Repurchase Option in the manner provided in this Article 13(A), the participant, or his or her legal representative, shall deliver to the Company the stock certificate or certificates representing the shares purchased by the participant under this Plan and to be repurchased by the Company hereunder, duly endorsed and free and clear of any and all liens, charges and encumbrances. If the participant shall fail to deliver such stock certificate or certificates, the Company shall be entitled to instruct its transfer agent to take such action as may be necessary to remove the requisite number of shares of Common Stock registered in the name of the participant from the books and records of the Company. The Repurchase Option and any right of the Company to payment pursuant to Article 13(C) hereof shall be a right of the Company in addition to any and all other rights of the Company and remedies available to the Company, whether at law or in equity.

     B. The Company shall have the Repurchase Option in the event that any of the following events shall occur:

          (i) gross misconduct by the participant which results in loss, damage or injury to the Company, its goodwill, business or reputation or that of any participating subsidiary;

          (ii) the commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company, its goodwill, business or reputation or that of any participating subsidiary;

          (iii) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company or any participating subsidiary or any third party who has a business relationship with the Company or any participating subsidiary;

          (iv) the commission of an act which induces any customer or prospective customer of the Company or any participating subsidiary to breach a contract with the Company or any participating subsidiary or to decline to do business with the Company or any participating subsidiary;

          (v) the conviction of the participant of a felony which materially interferes with such participant's ability to perform his or her services for the Company or any participating subsidiary or which results in

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     loss, damage or injury to the Company, its goodwill, business or reputation or that of any participating subsidiary;

          (vi) the violation (or threatened violation) by the participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the participant and the Company or any participating subsidiary;

          (vii) the engagement, whether directly or indirectly, by the participant during the period of his or her employment or for a period of one (1) year after the termination of his or her employment (for any reason), in a business or other commercial activity which is or may be competitive with the business being conducted by the Company or any participating subsidiary at the time of the participant's termination of employment;

          (viii) the solicitation, diversion or taking away by the participant, or the attempted solicitation, diversion or taking away by the participant, whether directly or indirectly, during the period of his or her employment or for a period of one (1) year after the termination of his or her employment (for any reason), of any of the customers, business or prospective customers of the Company or any participating subsidiary in existence at the time of the participant's termination of employment and with whom the participant had contact or about whom the participant gained confidential information during the participant's employment with the Company. Prospective customer shall mean any person or entity being solicited by the Company or any participating subsidiary at the time of the participant's termination of employment; or

          (ix) the solicitation, recruiting or hiring by the participant, or the attempted solicitation, recruiting, or hiring by the participant, whether directly or indirectly, during the period of his or her employment or for a period of one (1) year after the termination of his or her employment (for any reason), of any employee of the Company or any participating subsidiary.

     C. In the event that at the time the Company wishes to exercise its Repurchase Option, the participant ceases to own a sufficient number of shares of Common Stock acquired by him or her under the Plan to satisfy the Company's Repurchase Option, in addition to performing any obligations necessary to satisfy the Company's exercise of its Repurchase Option of those shares of Common Stock available for repurchase, the participant shall be required to deliver to the Company, for each share of Common Stock that is the subject of the Repurchase Option and is not available for repurchase as it has been sold or transferred, an aggregate cash amount, if positive, equal to the difference between the fair market value of each share of Common Stock sold or transferred by the participant and the Option Price for each share of Common Stock so sold or transferred by the participant, as adjusted in Article 12. The fair market value of each share of Common Stock sold or transferred by the participant shall be determined as of the date of sale or transfer.

ARTICLE 14 -- NO TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS.

     Any option granted under this Plan may not be transferred or assigned by the participant except according to the laws of descent and distribution. During the participant's lifetime, any option granted under this Plan may be exercised only by the participant.

ARTICLE 15 -- TERMINATION OF EMPLOYEE'S RIGHTS.

     Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge or for any other reason (other than death), his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or for so long as the participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days. Neither this Plan nor any action taken hereunder shall be construed as giving any participant any right to be retained in the employ of the Company or any participating subsidiary.

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     If a participant's payroll deductions are interrupted by any legal process, a withdrawal notice will be considered as having been received from the participant on the day the interruption occurs.

ARTICLE 16 -- TERMINATION AND AMENDMENTS TO PLAN.

     Unless terminated sooner as provided below, the Plan shall terminate on December 31, 2011. The Plan may be terminated at any time by the Company's Board of Directors but such termination shall not affect options then outstanding under the Plan. It will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

     The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the stockholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Code; or (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan.

ARTICLE 17 -- LIMITS ON SALE OF STOCK PURCHASED UNDER THE PLAN.

     The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws, the Company's Insider Trading Policy then in effect and subject to any restrictions imposed under Article 22 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

ARTICLE 18 -- PARTICIPATING SUBSIDIARIES.

     The term "participating subsidiary" shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, which is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the stockholders.

ARTICLE 19 -- OPTIONEES NOT STOCKHOLDERS.

     Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

ARTICLE 20 -- APPLICATION OF FUNDS.

     The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

ARTICLE 21 -- NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

     By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested

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by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as "disqualifying dispositions" under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

ARTICLE 22 -- WITHHOLDING OF ADDITIONAL TAXES.

     By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant's compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant's compensation, when amounts are added to the participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

ARTICLE 23 -- GOVERNMENTAL REGULATIONS.

     The Company's obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

ARTICLE 24 -- GOVERNING LAW.

     The validity and construction of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

ARTICLE 25 -- APPROVAL OF BOARD OF DIRECTORS AND STOCKHOLDERS OF THE COMPANY.

     The Plan was approved and adopted by the Board of Directors on March 12, 2002, subject to final approval of the Committee. The Plan was approved and adopted by the Committee on March 22, 2002. The Plan was approved and adopted by the stockholders of the Company on June 14, 2002.

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